Exhibit 10.28

February 25, 2013

Dr. F. Thomson Leighton
15 Charlesden Park
Newtonville, MA 02460

Re: Employment Agreement

Dear Tom:

On behalf of Akamai Technologies, Inc. (the “Company”), this letter sets forth the terms of your full-time employment as Chief Executive Officer (“CEO”) of the Company effective January 1, 2013 (“Letter Agreement”).

1. Title and Duties.

Beginning January 1, 2013, you shall serve as the Company's CEO and President (under the terms of the By-Laws of the Company) and shall have all powers and duties consistent with this position, reporting to and subject to the direction and control of the Company's Chairman of the Board and the Board of Directors (“Board”). You shall perform such other duties and responsibilities on behalf of the Company as may reasonably be assigned from time to time by the Chairman of the Board and/or Board consistent with the position of CEO. In no way limiting the foregoing, you will be responsible for the management and operational success of the Company, including responsibility for the Company's strategic plan, operating results, particularly its quarterly and financial objectives, efficiency and effectiveness of the Company's management and business planning process, positioning the Company to achieve its goals for profitable growth, and compliance with applicable laws and regulatory requirements. You also shall be a frequent public representative of the Company to investors, and prospective and existing customers and partners.

2. Base Salary.

Your base salary shall initially be $1.00 per year. Your compensation, including salary and bonus achievement, shall be subject to review annually by the Board of Directors or a committee thereof after consideration of an assessment of your performance by the Chairman of the Board and other such Directors as deemed appropriate by the Board of Directors.

3. Incentive Bonus.

You will be eligible for an incentive cash bonus in any year that the Compensation Committee of the Company agrees to provide an incentive bonus plan for the senior executive team. The Compensation Committee shall establish the amount and terms of such bonus.

4. Long Term Incentive Compensation.

You will be eligible to participate in any long-term equity incentive plan(s) in any year that the Compensation Committee of the Company agrees to provide a long-term equity incentive plan for the senior executive team.

5. Termination of Employment.

(a)    Definitions

(i)    “Cause” shall mean (i) misappropriation of material funds or property of the Company; (ii) willful refusal to perform the duties assigned to you under this Agreement; (iii) conviction of a felony; (iv) refusal or failure to comply with the Company's Code of Conduct and Business Ethics; (v) material breach of your covenants as set forth in Sections 1 and 2 of the Non-Competition, Non-Solicitation, Proprietary and Confidential Information Agreement, dated December 14, 2012, by and between the Company and you (the “Proprietary Information Agreement”); or (vi) your continued material breach of the provisions of this Agreement after being informed of such breach. To the extent any equity award issued to you contains a different definition of “Cause”, the definition provided here shall control.

(ii)    A “Change of Control” of the Company shall mean:

(A)    any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

(B)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (A) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (B), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which results in all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively;

(C)    any sale of all or substantially all of the assets of the Company; or

(D)    the complete liquidation of the Company.

(iii)    “Good Reason” shall mean the occurrence, without your written consent, of any of the events or circumstances set forth in clauses (A) through (E) below; provided that the Company, after receipt of written notice from you of such occurrence within 90 days of the initial existence of such occurrence, has failed to remedy the event or circumstance constituting Good Reason within 30 days of such notice:

(A)    the assignment to you of duties inconsistent in any material respect with your position as Chief Executive Officer of the Company (including status, offices, titles and reporting requirements), authority or responsibilities as set forth in this Agreement, or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities including, without limitation, a requirement that you report to a corporate officer or employee instead of directly to the Board of Directors;

(B)    a material reduction in your annual base salary as in effect on the date of this Agreement or as the same was or may be increased thereafter from time to time, other than in the case of reductions in base salary with respect to similarly situated employees of the Company generally;

(C)    a material diminution in (1) any material compensation or benefit plan or program in which you participate or which is applicable to you immediately prior to the date of this Agreement, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or cash compensation) has been made with respect to such plan or program, or (2) the cash bonus incentive opportunities available to you, other than in the cases of (1) or (2) above of such diminution by the Company that applies to similarly situated employees of the Company generally;

(D)    a change by the Company in the location at which you perform your principal duties for the Company to a new location that is both (1) outside a radius of 35 miles from the your principal residence immediately prior to the date of this Agreement and (2) more than 20 miles from the location at which you performed your principal duties for the Company immediately prior to the date of this Agreement; or

(E)    any material breach by the Company of this Agreement.

To the extent any equity award issued to you contains a different definition of “Good Reason,” the definition provided here shall control.

(b)    Each party must give the other party at least thirty (30) days advance written notice prior to terminating your employment, except that such notice is not required in the event of your termination for Cause.  Furthermore, there may be cases in which the Company, in its sole discretion, determines that it is not in the best interests of the Company to continue your employment for thirty (30) days after giving you notice of termination, even if your termination is not for Cause.  In such cases, the Company reserves the right to provide you with thirty (30) days pay, at your then-current base salary, in lieu of providing you with thirty (30) days notice.  Nothing in this provision is intended to, or does, alter your status as an employee at will.

(c)    If you are employed as of the date of a Change of Control of the Company and within twelve (12) months following such Change of Control, your employment is terminated by the surviving entity for any reason other than Cause or you resign for Good Reason:

(i)you shall also be entitled to a lump sum cash payment equal to the sum of: one year of your then-current annualized base salary and your then-applicable annual incentive bonus at target. For purposes of this Agreement, “bonus at target” shall be as set forth in the terms of the then-applicable annual incentive bonus plan;

(ii)notwithstanding anything to the contrary in any current or future grant agreement governing the award of stock options, you shall be entitled to 100% vesting of all outstanding unvested stock options held by you on the date of termination;

(iii)    notwithstanding anything to the contrary in any current or future grant agreement governing the award of restricted stock units or similar equity awards and in no way diminishing your existing rights under any such agreement, you shall be entitled to (A) 100% vesting of all unvested restricted stock units (other than those restricted stock units or similar equity awards that vest only upon the achievement of performance targets based on periods of one year or longer (e.g., performance based-vesting RSUs) (“Long-Term Performance RSUs”)) held by you on the date of termination and (B) pro-rated vesting of any then-unvested Long-Term Performance RSUs as follows: the number of Long-Term Performance RSUs that vest shall be equal to 100% of the then-outstanding number of unvested Long-Term Performance

RSUs issuable upon achievement of target level performance of applicable metrics, pro-rated based on the percentage of the vesting period that has elapsed as of the closing date of the Change of Control since the grant date of the Long-Term Performance RSUs (e.g., if the closing date of the Change of Control were April 1, 2020 and the vesting date for a three year vesting period was October 1, 2021, then the number of Long-Term Performance RSUs that vest would be 50% of the Long-Term Performance RSUs that would vest at target performance (18 months/36 months = 50%)) (provided that no termination of employment following the Change of Control shall be required for the Long-Term Performance RSUs described in (B) to vest); and

(iv)    you shall be entitled to a lump sum payment of an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by the Company on your behalf in the month preceding your termination.

(d)    If you are involuntarily terminated by the Company for any reason other than Cause and Section 5(c) does not apply, you shall be entitled to lump sum cash payments equal to the sum of: one year of your then-current base salary; your then-applicable annual incentive bonus at target; and an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by the Company on your behalf in the month preceding your termination.

(e)    You shall be considered to have been discharged for 'Cause' if the Company makes a preliminary determination, within 30 days after termination of employment, that discharge for Cause was warranted, provided that, prior to making any final determination of discharge for Cause, the Company gives you reasonable notice and opportunity to be heard.

(f)    In the event that your employment terminates due to your resignation and, after you sign any release, the Company makes a final determination that discharge for Cause is warranted, then such release shall not negate your reasonable notice and opportunity to be heard nor your right to raise defenses and/or claims against the Company regarding such determination.

(g)    Any payments or benefits to be paid under this Section 5 (other than under Section 5(c)) shall be paid within sixty (60) days after the date of your termination, provided you (or, in the event of your death, an authorized representative of your estate) have executed the separation agreement providing for a release of claims and such release has become effective within such 60 days; provided that if such the last day of such sixty day period occurs in the calendar year after the calendar year of termination, the payments and benefits shall be made no earlier than January 1 of such subsequent calendar year. Any payments or benefits to be paid under Section 5(c) shall be paid within five days after the date of your termination and vesting acceleration shall be effective immediately upon termination of employment. Any payments under this Section 5 (or any other payments to be made to you under any other agreement with the Company on the account of your termination of employment) shall also be subject to Appendix A attached hereto. Any payments under this Letter Agreement shall be paid less applicable withholdings for taxes and other deductions required by law.

6. Employee Benefits; Travel Requirements.

Except as provided herein, you shall be entitled to health insurance, vacation, and other employee benefits provided to senior executives of the Company, so long as and to the extent any such benefit is provided by the Company and provided you meet any eligibility requirements to participate. The Company may alter, modify, add to or delete any employee benefits maintained for its employees generally at any time, as it, in its sole judgment, determines to be appropriate.

As part of your responsibilities, you will be required to travel on Company business. Unless the Company consents otherwise on a case by case basis, to ensure the maximum efficiency of your business travel and to ensure your security on business travel all of your air travel on Company business shall be via private air transportation. You shall pay the costs incurred for traveling on Company business; provided that the Company will reimburse you for certain travel costs (other than air travel) related to Company large group events under the reimbursement policy applicable to senior executives of the Company.

7. Invention And Non-Disclosure Agreement And Non-Competition and Non-Solicitation Agreement.

You agree to execute the Proprietary Information Agreement contemporaneously with the execution of this Letter.

8. No Term.

This Letter is not to be construed as an agreement, expressed or implied, to employ you for any stated term. You will remain an employee at will. Either you or the Company may terminate the employment relationship at any time for any reason.

9. Amendment.

This Letter may be amended or modified only by a written instrument executed by both the Company and you.

10. Governing Law.

This Letter shall be governed by and in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws provisions. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Letter shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and you and the Company each consents to the jurisdiction of such a court.

11. Successors and Assigns.

This Letter shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that your obligations are personal and shall not be assigned by you.

12. Notice.

Any notice required to be given hereunder may be delivered by hand, deposited with a nationally recognized overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party indicated below, or such other address as either party may notify the other in writing. Notice to F. Thomson Leighton: at the address first set forth above; notice to Akamai Technologies: at 8 Cambridge Center, Cambridge, MA 02142 attention General Counsel.

13. Entire Agreement.

This Letter should be read in conjunction with the Proprietary Information Agreement, which is incorporated by reference herein.

Please sign below to indicate your acceptance of the terms of this Letter Agreement.

Very truly yours,

AKAMAI TECHNOLOGIES, INC.

By:
     George H. Conrades

*        *        *

I accept the terms of this Letter Agreement with Akamai Technologies, Inc. as set forth herein.

By:
F. Thomson Leighton
     February 25, 2013

APPENDIX A

PAYMENTS SUBJECT TO SECTION 409A

1.    Subject to this Appendix A, payments or benefits under Agreement that are payable with respect to your termination of employment shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this Agreement:

A.    It is intended that each installment of the payments and benefits provided or referenced under Section 5 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

B.    If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 5 of this Agreement (or other applicable agreement).

C.    If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)     Each installment of the payments and benefits payable with respect to termination of your employment that, in accordance with the dates and terms set forth in the relevant agreement, will in all circumstances, regardless of when the separation from service occurs, be paid within the period of time permitted under Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short-term deferral within the meaning of such Section to the maximum extent possible; and

(ii)    Each installment of the payments and benefits payable that is not described in this Appendix A, 1.C.i. above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Agreement (or other applicable agreement); provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following his taxable year in which the separation from service occurs.

(iii)    The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Appendix A, 1.C.iii., “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

2.    All reimbursements and in-kind benefits provided this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.